Exhibit 15.11

CONSENT OF Frederik Reidel

March 28, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Lithium Argentina AG (the “Company”)
Annual Report on Form 20-F of the Company for the year ended December 31, 2024 (the “Form 20-F”)

I, Frederik Reidel, hereby consent to the use of my name in connection with my involvement in the following:

•
the review and approval of the scientific and technical information relating to the Pastos Grandes Salar contained in the Form 20-F (the “Pastos Grandes Information”);

and to references to the Pastos Grandes Information, or portions thereof, included or incorporated by reference in the Form 20-F, which is being filed pursuant to the Securities Exchange Act of 1934, as amended, and to the inclusion or incorporation by reference of the information derived from the Pastos Grandes Information related to me in the Form 20-F. This consent extends to any amendments to the Form 20-F.

I also hereby consent to the use of my name in connection with reference to my involvement in the preparation of the Pastos Grandes Information, to references to the Pastos Grandes Information, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Pastos Grandes Information related to me in the registration statements (No. 333-238142, No. 333-227816, and No. 333-282163) on Form S-8. This consent extends to any amendments to the Form S-8s, including post-effective amendments, and any new Form S-8 registration statement filed by the Company incorporating by reference the Form 20-F.

/s/Frederik Reidel

Frederik Reidel, CPG